EXHIBIT 4 (b) (ix)

                   Endorsement waiving surrender charges
                 for Hospital or Nursing Facility Confinement




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                                   ENDORSEMENT


   This policy is hereby amended by adding the following provision to the ACCOUNT VALUE BENEFITS section:

     Waiver of Surrender Charges in the Event of Hospital or Nursing Facility Confinement

     We will waive the surrender charges arising from a full surrender or one or more partial surrenders occurring before income payments begin if:

     * The annuitant is, or has been confined to at state licensed or legally operated hospital or inpatient nursing facility for at least 30 consecutive days; and

     *  Such confinement begins at least one year after the policy date: and

     *  The annuitant was age 75 or younger on the policy date; and

     * The request for the full or partial surrender, together with proof of such confinement, is received in the Home Office while the annuitant is confined or within 90 days after discharge from the facility.

   This endorsement is effective on the policy date.

   For The Life Insurance company of Virginia.




                                      Paul E. Rutledge III
                                      President